UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 22, 2008
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue	10170
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On July 22, 2008, Gramercy Warehouse Funding I LLC (“Gramercy Funding I”), GKK Trading Warehouse I LLC (“GKK Warehouse I”), GKK 450 LEX LLC, each an indirect wholly-owned subsidiary of Gramercy Capital Corp. (the “Company”), terminated their existing Master Repurchase Agreement with Wachovia Bank, National Association (“Wachovia”) and Wachovia Capital Markets, LLC (“Wachovia Capital”), and the Company, Gramercy Funding I, GKK Warehouse I, GKK Capital LP (the “Operating Partnership”), Gramercy Investment Trust (“GIT”) and GKK Trading Corp. (“GKK Trading”) entered into a new credit agreement (“Credit Agreement”) with Wachovia, as administrative agent, and Wachovia Capital, as sole lead arranger and sole bookrunner.  Gramercy Funding I and GKK Warehouse I are borrowers (collectively, the “Borrowers”) and the Company, the Operating Partnership, GIT and GKK Trading are guarantors (each a “Guarantor” and collectively, the “Guarantors”) under the Credit Agreement and the related credit documents, including a Guarantee Agreement, dated as of July 22, 2008, by and among the Company, the Operating Partnership, GIT, GKK Trading and Wachovia (the “Guarantee Agreement”) (such credit documents, the Guarantee Agreement and the Credit Agreement being referred to herein collectively as the “Credit Documents”).

Pursuant to the Credit Documents, the Borrowers may request loans and letters of credit for the acquisition of real estate-related assets, including the assets previously financed pursuant to the Master Repurchase Agreement.  Total credit availability under the new credit facility with Wachovia (the “Credit Facility”) will be $215,680,289.01, comprised of a term loan equal to $115,680,289.01 and a revolving loan equal to $100,000,000, with a credit spread of 242.5 basis points (which will be increased to 267.5 basis points upon an extension of the maturity of the Credit Facility).  The term of the Credit Facility is two years and the Borrowers may extend the term for an additional twelve-month period if certain conditions are met.  Advance rates for assets acquired pursuant to the Credit Agreement vary from 50% to 80% of purchase price, depending on the type and structure of the asset.

The Credit Agreement provides Wachovia with the ability to mark the value of the assets acquired pursuant to the Credit Agreement and to require the Borrowers to commensurately pay down the corresponding loan with respect to a reduction in an asset’s value based on Wachovia’s mark.  Wachovia’s ability to mark an asset, however, is limited to situations where an asset’s value has been affected by credit issues with respect to the related underlying property; Wachovia cannot mark an asset based on credit spreads or other criteria outside of property-level credit issues.  Furthermore, the Credit Agreement requires the Borrowers and the Guarantors to comply with certain corporate and financial covenants, including, among other things, positive net income of each Borrower, minimum interest coverage ratio and maintenance of ratio of consolidated total indebtedness to consolidated total assets of all Borrowers.  In addition, the Credit Agreement permits Wachovia to call an event of default with respect to the Credit Facility upon the occurrence (and continuation beyond applicable notice and cure periods) of certain events, including the failure to pay obligations due pursuant to the Credit Documents, the failure to comply with covenants, including financial covenants, set forth in the Credit Documents, cross defaults with certain other indebtedness, material misrepresentations made in connection with the Credit Documents, among others.

Pursuant to the Guarantee Agreement, the Guarantors are required to provide a limited guaranty with respect to the Borrowers’ obligations under the Credit Facility.  This guaranty is limited to the sum of (i) 10% of the outstanding balance of loans related to assets with certain designated ratings assigned by the ratings agencies, and (ii) 40% of the unpaid balance for all loans related to assets not covered in (i) above.  The Borrowers’ obligations under the Credit Facility become fully recourse to the Guarantors only upon the occurrence of certain limited events, including voluntary bankruptcy of a Borrower, any collusive involuntary bankruptcy of a Borrower or a Guarantor, and fraud by a Borrower or a Guarantor in connection with the execution and delivery of the Credit Documents, among others.

A copy of the Credit Agreement and the Guarantee Agreement are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

As disclosed under Item 1.01. above, by entering into the Credit Agreement, the Third Amended and Restated Master Repurchase Agreement, dated as of October 13, 2006 (the “Wachovia Repurchase Facility”), was effectively terminated as of July 22, 2008 by the parties thereto.

Item 9.01.      Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Credit Agreement, dated as of July 22, 2008, by and among Gramercy Warehouse Funding I LLC and GKK Trading Warehouse I LLC, as borrowers, Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., as guarantors, and Wachovia Bank, National Association, as administrative agent, and Wachovia Capital Markets, LLC, as the sole lead arranger and sole bookrunner.

10.2

Guarantee Agreement, dated as of July 22, 2008, by and among Gramercy Capital Corp., GKK Capital LP, Gramercy Investment Trust and GKK Trading Corp., as guarantors, and Wachovia Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2008

GRAMERCY CAPITAL CORP.

	By:	/s/ John B. Roche
		Name:	John B. Roche
		Title:	Chief Financial Officer